                                                                  EXHIBIT 10.28

[DAS LOGO]

DRUGABUSE SCIENCES, INC.
1430 O'Brien Drive, Suite E
Menlo Park, CA 94025
-------------------------------------------------------------------------------
                                         (650) 462-1000     FAX: (650) 462-1003


December 29, 1999


Jason A. Gross, Pharm. D.                  Re:  Employment Agreement
P. O. Box 229
Norwood, NJ  07648



Dear Jason:

On behalf of DrugAbuse Sciences, I am pleased to confirm our proposal for you to become a DrugAbuse Sciences employee. This offer is conditional upon our completion of satisfactory referencing, your acceptance of the terms and conditions of this offer of employment and your execution of the attached Employee Confidential Information and Inventions Agreement.

Your position with DrugAbuse Sciences, Inc. will be Vice President, Regulatory Affairs and Quality Assurance, reporting to the CEO. As we discussed, your position is a full-time position and your employment will commence no later than January 17, 2000 (the date your employment commences is referred to as your Start Date.)

Your total full time base salary will be $152,000 per year, payable at the frequency and in accordance with DrugAbuse Sciences' regularly established payroll policies. All payments to you will be subject to legally required withholding. It is DrugAbuse Sciences' policy to review salary and compensation levels periodically. Accordingly, your base salary and other compensation may be adjusted from time to time at DrugAbuse Sciences' sole discretion; raises in compensation are not guaranteed. In addition to your base salary, you may receive within three months following each yearend, at the Board of Directors sole discretion, up to a 20% bonus (i.e. 20% of the paid base salary) subject to meeting specific annual milestones defined by DrugAbuse Sciences CEO (Attachment A).

DrugAbuse Sciences also has a company Stock Option Plan (which the company may modify from time to time) that may permit our employees to participate in the equity ownership of the company. We expect to include you as a participant in that plan and will recommend to the Company's Board of Directors that you be granted a stock option for a total of 400,000 shares of common stock (based on the October 1999 capitalization table, at a price not to exceed 10 cents per share). These options will be subject to the terms of the then applicable Stock Option
Plan, and to the following vesting schedule: (i) 5,000 shares would vest monthly over four years (up to 240,000 shares); (iii) 160,000 shares would vest solely upon the sixth anniversary of continuous employment, subject to potential partial acceleration at the sole discretion of the board of directors, and subject to fully and timely achieving the following milestones:

     (1) For 30,000 shares: Upon Naltrel NDA FDA filing (50% for the opiate indication and 50% for the alcohol indication) if by March 30, 2001

     (2) For 40,000 shares: Upon Naltrel NDA FDA approval (50% for the opiate indication and 50% for the alcohol indication) and commercial launch, if by December 31, 2001

     (3) For 30,000 shares: Upon Naltrel NDA European approval (50% for the opiate indication and 50% for the alcohol indication) and commercial launch, if by June 30, 2002 for the first country and December 31, 2002 for 5 EU countries, including France, Germany, UK

     (4) For 40,000 shares: Upon FDA NDA approval for a second new therapeutic product developed by DAS (Buprel or COC-AB) and commercial launch, if by December 31, 2002

     (5) For 20,000 shares: Upon European NDA approval (including UK, Germany and France) for a second new therapeutic product developed by DAS (Buprel or COC-AB) and commercial launch, if by December 31, 2002.

You will also be eligible to participate in the employee benefits collectively available to our employees, including medical, dental and disability coverage. As a regular employee of the Company, you will accrue annually a total of twelve days vacation and be entitled to the standard Company holidays.

You will devote your best efforts to the performance of your work for DrugAbuse Sciences. While employed at DrugAbuse Sciences, you will not undertake any other activity requiring your business time and attention, nor will you support any activity that is competitive with DrugAbuse Sciences' business or pose a conflict of interest with that business. You will follow all DrugAbuse Sciences' policies and procedures as made available to you from time to time. As a condition of your employment, you will execute DrugAbuse Sciences' Employee Confidential Information and Inventions Agreement.

You will exercise best efforts to relocate to the Bay Area within three months from Start Date. Upon your relocation, the company will pay for direct moving expenses (excluding realtor fees) up to $22,000 (Should you resign within 12 months of relocation, you would immediately reimburse $22,000 to the company).

Your employment with DrugAbuse Sciences will be "at will"; in other words, either you or DrugAbuse Sciences will have the right to terminate your employment with DrugAbuse Sciences at any time, for any reason, with or without notice and with or without cause, in your or our sole discretion. A total of four months Start Date base salary would be paid to you if the agreement was terminated by the company without cause.

Jason, we are very excited about your joining us. Please sign and return a copy of this letter and the attached Employee Confidential Information and Inventions Agreement to me, keeping a copy of each for your records (this offer will expire, if not executed, by December

30, 1999). The terms set forth in this letter supersede all prior agreements, understandings and representations between us concerning the subject matter of this letter. Changes to your employment agreement would apply only if in writing and signed by the DrugAbuse Sciences Inc. CEO. We look forward to you becoming a member of our team!

Sincerely,

/s/ Philippe Pouletty

Philippe Pouletty, M.D.
Chairman and CEO, DAS Inc.


I, Jason Gross, understand and agree to the above terms. I understand that my employment with DrugAbuse Sciences is at will, and I acknowledge that no representations or promises other than those set forth above have been made to me with regard to the terms and conditions of my employment.


Signed: /s/ Jason Gross                       Date:
        --------------------------------            ------------------------



ATTACHMENT A


First year potential 20% Cash Bonus based on fully and timely achieving three key milestones over the first twelve months, and at the sole discretion of the board of directors:

     (1)  Prepare and QA Naltrel NDA filing with all available information

     (2) Obtain / clear US and EU INDs for Naltrel, COC-Ab (by April 2000) and Buprel (by July 2000)

     (3) Ensure quality assurance / process validation / generation of necessary stability studies for Naltrel and COC-Ab